EXHIBIT 99.(a)


                            MANAGEMENT SERVICES AGREEMENT

               This management services agreement (this "Agreement") is made as of April 17, 1995 among Discovery Zone, Inc. (the "Company"), Blockbuster Entertainment Group ("Blockbuster"), a division of Viacom Inc. ("Viacom"), and Viacom.

               WHEREAS, upon consummation of the transactions contemplated by the Stock Purchase Agreement (the "Viacom Stock Purchase Agreement") among DKB, Inc., Kevin F. Flynn June, 1992 Non-Exempt Trust and Brian J. Flynn June, 1992 Non-Exempt Trust, as sellers, Donald F. Flynn, Kevin F. Flynn and Brian J. Flynn, as guarantors, and Viacom and Blockbuster Discovery Investment, Inc., as purchasers, Viacom will own 49.99% of the outstanding common stock of the Company;

               WHEREAS, the Company has entered into an agreement with Blockbuster Family Fun, Inc. and Family Entertainment Centers, Inc. to acquire Blockbuster's Block Party business (the "Block Party Acquisition");

               WHEREAS, Blockbuster has experience in multi-unit operations in the entertainment industry;

               WHEREAS, the parties hereto mutually agree that Blockbuster should take over the operational and administrative functions of the Company by providing certain management services for the Company; and

               WHEREAS, in return for such management services, the Company has agreed to (i) issue to Viacom warrants, having substantially the terms set forth on Exhibit A hereto (the "Warrants"), to purchase preferred stock of the Company and (ii) reimburse Blockbuster for the costs and expenses incurred in its provision of management services to the Company;

               NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

               SECTION 1.     Services to be Provided to the Company.
                              --------------------------------------

                    (a)   General Duties.  Blockbuster shall provide the
                          --------------
               overall coordination and supervision of the business of the Company and its subsidiaries and shall direct and manage the day-to-day operations and business affairs of the Company and its subsidiaries. Blockbuster shall follow the policies and directives of the Board of



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                                          2

               Directors of the Company and shall observe the same fiduciary duties of care and loyalty to the Company and its stockholders as would be imposed upon an officer or officers of the Company.

                    (b)   Specific Services.  The services to be provided
                          -----------------
               by Blockbuster for the Company under this Agreement shall be the following corporate and local level services:

                          (i) General executive services, including
                    periodic advice and consultation with respect to the affairs of the Company;

                          (ii)     General management and supervisory
                    services, including business planning and development services, as well as assistance in any acquisitions and dispositions of assets;

                          (iii)    General financial, accounting and
                    payroll services, including (A) general accounting (billing/invoicing, accounts payable services, accounts receivables management and collection services and maintenance of general ledgers), (B) cash management and banking services, (C) budget preparation and (D) accounting and financial services associated with the preparation and filing of reports to federal, state and local governmental organizations, including those associated with the preparation and filing of reports to the United States Securities and Exchange Commission (the "SEC");

                          (iv)     supply and purchasing services;

                          (v) sales, marketing and promotional services,
                    including local advertising;

                          (vi) legal and tax services, including (A) regular and periodic advice and consultations with respect to legal and tax matters related to the Company, (B) the preparation and filing of, and assistance with respect to, tax returns and reports to the SEC and other governmental agencies, (C) preparation of contracts, leases and other legal instruments and (D) the management of the defense or prosecution of litigation, and of other legal services furnished by outside counsel, and making recommendations with respect thereto;

                          (vii)    insurance services, including the
                    inclusion, to the extent agreed upon by Blockbuster and the Company, of the Company as a loss payee under insurance policies maintained by Blockbuster, and processing and administration of insurance claims;



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                                          3

                    (viii) real estate property selection, acquisition and leasing services as well as property management;

                          (ix) services related to public relations and investor relations, including contacts with various news and trade publication media and securities analysts;

                          (x) corporate secretary services, including
                    assistance in convening meetings of directors and stockholders and preparing the minutes of such meetings, preparing consents of directors and stockholders, preparing periodic reports to the SEC and the National Association of Securities Dealers, Inc., and other services normally associated with this function;

                          (xi)     human resource and personnel
                    administration services, including (A) employee and labor relations, (B) compensation and benefits, (C) hiring, promoting, demoting, discharging and transferring employees and (D) providing incentive and severance packages to employees; provided, however,
                                                     --------  -------
                    that, except as set forth in any specific employee compensation or benefit plan, the services provided by Blockbuster hereunder shall in no event cause Blockbuster, its board of directors or any member thereof, its officers, employees, consultants or agents to be considered to be fiduciaries with respect to any employee compensation or benefit plan, program or arrangement maintained for the Company's employees, nor shall Blockbuster, its board of directors or any member thereof, its officers, employees, consultants or agents have any authority whatsoever regarding any fiduciary decision to be made with respect to any such plan, program or arrangement, or regarding the selection, appointment or retention of any individual or entity that performs or will perform any functions or responsibilities of a fiduciary nature with respect to any such plan, program or arrangement; and

                          (xii) such other services as are necessary or appropriate for the overall coordination and supervision of the business of the Company and its subsidiaries and the management of the day-to-day operations and business affairs of the Company and its subsidiaries, including, but not limited to, management of construction, food service, games, research and development, computer systems development and maintenance, and employee training.

                    (c)   Consultants and Experts.  From time to time,
                          -----------------------
               Blockbuster may employ consultants, experts (including attorneys and accountants) or other third party service providers in connection with the performance of Blockbuster's duties under this Agreement. Payment for the services rendered by such consultants and experts shall be in accordance with the provisions of Section 2 hereof.



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                                          4

                    (d)   Resources.  Blockbuster will make such resources
                          ---------
               (including, without limitation, computer software and access to third party vendors) available to the Company as Blockbuster reasonably deems necessary in the performance of its duties under this Agreement. Notwithstanding anything in this Agreement to the contrary, Blockbuster shall not be obligated to provide the Company with any services or access to any Viacom or Blockbuster property except as expressly specified in Section 1(b) above.

                    (e)   Executive Personnel.  The general executive
                          -------------------
               services described in subsection (b)(i) above include providing personnel who will serve as officers of the Company. The number and title of such officer positions, subject to the oversight and approval of the Board of Directors of the Company, shall be determined by Blockbuster and such positions may be filled by persons who are also employees and officers of Viacom or Blockbuster Entities. Such officers may include the Chief Executive Officer, the President, the Chief Operating Officer, the Controller, the General Counsel, the Treasurer, the Chief Financial Officer, the Secretary, one or more Executive Vice Presidents and one or more Vice Presidents. Compensation for the services of such personnel will be paid by the Company in accordance with the provisions of Section 2.

                    (f)   Access.  During the term of this Agreement,
                          ------
               Blockbuster shall be entitled to have reasonable access at all reasonable times to the premises and relevant records of the Company for the purpose of providing the foregoing services and the Company shall cooperate fully with Blockbuster to provide any information or assistance as necessary or appropriate in connection with the provision of the foregoing services.

                    (g)   Limitation on Rights; Notification.
                          ----------------------------------
               Blockbuster's rights under this Agreement do not include the right to exercise any of the rights of the Company set forth in this Agreement, which shall remain with a special committee of the Board of Directors of the Company (the "Special Committee"), comprised of independent directors as such term is defined in the Schedule D to the By-Laws of National Association of Securities Dealers, Inc. ("Independent Directors"), or any agent appointed by such committee. Blockbuster agrees to promptly notify the Board of Directors of the Company of any event or condition of which Blockbuster becomes aware in the performance of its duties hereunder which could reasonably be expected to have a material effect on the assets, business, financial condition or operations of the Company; provided that a failure to so notify the Board of Directors shall not result in liability to Blockbuster except to the extent the Company is materially prejudiced thereby.





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                                          5

               SECTION 2.     Compensation for Services.
                              -------------------------

                    (a)   Quarterly Fee.  The Company will pay to
                          -------------
               Blockbuster or any agent designated by Blockbuster a quarterly fee equal to the actual costs, fees, expenses and reimbursements of the services provided, and a fair and reasonable allocation of overhead, during the preceding calendar quarter. In the case of overhead, such cost shall be determined by allocating an appropriate percentage of Blockbuster's and Blockbuster Entities' overhead to the Company. Without limiting the generality of the foregoing, such costs shall include, without limitation:

                          (i) Salaries of any of the Company's officers who
                    are officers or employees of Blockbuster or any Blockbuster Entity and other employees of Blockbuster or Blockbuster Entities who provide services to the Company (collectively, "Blockbuster Employees"), and the cost of employee benefit and bonus programs and other employee costs for the Blockbuster Employees. With respect to any Blockbuster Employee who does not provide full-time services to the Company, the costs of such salary, employee benefits and bonus programs, and other employee costs, will be pro rated according to a reasonable estimate of the amount of time such Blockbuster Employee spends on the Company's business in relation to the amount of time such person spends on all matters for Blockbuster or a Blockbuster Entity and its affiliates, including the Company;

                          (ii) Travel and entertainment expenses of Blockbuster Employees, which are incurred in the course of providing services to the Company under this Agreement;

                          (iii)    The actual cost of any third party
                    services, such as law firms, engineering firms, public relations firms, consultants and accountants, as well as other fees, charges, taxes (excluding any taxes on Blockbuster's compensation under this Agreement) and dues paid for by Blockbuster or any Blockbuster Entity in the performance of this Agreement; and

                          (iv)     Miscellaneous fees and expenses,
                    including a fair and reasonable allocation of overhead, incurred by Blockbuster and any Blockbuster Entity and any agents thereof in providing services to the Company under this Agreement. Overhead, includes, but is not limited to, the cost of office space, furniture, computer systems, software and equipment, supplies, postage, utilities, telephone, other equipment, freight and handling, maintenance and taxes.






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                                          6

                    (b)   Payment of Quarterly Fee.  Blockbuster will
                          ------------------------
               submit to the Company a quarterly statement of the fee due hereunder. The statement shall include the method of calculation of the fee in reasonable detail and shall be supported, if applicable, by vouchers and such other information as may be reasonably requested by the Company. Within 10 days of Blockbuster's delivery of the statement, the Company shall pay Blockbuster the amount of the fee due; provided, however, that if the Company reasonably objects to
               --------  -------
               any fee or portion thereof, the Company may withhold the amount disputed, provided that the Company furnishes to Blockbuster a detailed written statement of the Company's objection (a "Dispute Notice"). If the Company withholds all or any portion of any fees and delivers a Dispute Notice in accordance with the preceding sentence, the parties shall endeavor in good faith to resolve such dispute. If such dispute is not resolved by the parties within 30 days after delivery of a Dispute Notice, the dispute shall be submitted to a firm of independent certified public accountants appointed by the parties. The decision of such accountants shall be determined within 30 days after such appointment and shall be final and binding upon the parties. Promptly, but in no event later than two business days following the resolution of any such dispute, the Company shall pay Blockbuster the amount of the fee due, if any (as determined by the parties hereto or by the independent certified public accountants), together with interest thereon at LIBOR plus .75% per annum or the maximum permitted by law, whichever is lower, accruing from tenth day following the Company's receipt of the applicable fee statement. "LIBOR" means the rate per annum (rounded upwards, if necessary to the next higher one hundred-thousandth of a percentage point) for deposits in United States dollars for a one-month period, which appears on the display designated as Page 3750 on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purposes of displaying British Bankers' Association Interest Settlement Rates for United States dollar deposits) on the tenth day following the Company's receipt of the applicable fee statement (or if such day is not a day on which such rate is quoted, the next succeeding day on which such rate is quoted) and as adjusted on each one month anniversary of such date (or if such day is not a day on which such rate is quoted, the next succeeding day on which such rate is quoted) until the fee determined to be due is paid by the Company. Blockbuster shall bear the expenses of such accounting firm if the amount of the fee due as determined by such accounting firm is less than 90% of the amount disputed (95% if the amount disputed is an annual fee); otherwise, the Company shall bear the expenses of such accounting firm.
          .
                    (c)   Company's Right to Inspect.  At the request of
                          --------------------------
               the Special Committee made not more frequently than once in any calendar year (regardless of whether any Dispute Notice has been presented by the Company) and at any time on and after the presentation of a Dispute Notice (and for so long as such dispute remains unresolved),


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                                          7

               the Company shall have the right during normal business hours, and with reasonable notice to Blockbuster, to inspect, or cause to be inspected, the business, bookkeeping and accounting records of Blockbuster relating to its services under this Agreement. The Special Committee may, at the Company's cost, engage independent certified public accountants or other representatives to assist it in the examination of such records and Blockbuster shall cooperate with such accountants or other representatives in any such inspection.

                    (d)   Issuance of the Warrants to Viacom.  In addition
                          ----------------------------------
               to the quarterly fee, in consideration of the services provided by Blockbuster, the Company will issue the Warrants to Viacom on or prior to the Effective Date.

               SECTION 3.     Limitation of Liability; Indemnification.
                              ----------------------------------------

                    (a)   Limitation of Liability.  Subject to Section 3(e)
                          -----------------------
               hereof, neither Blockbuster nor any Blockbuster Entity nor any of their officers, directors, employees, consultants or agents shall be liable to the Company or any Company Entity, or to any officer, director, employee, consultant or agent of the Company or any Company Entity, for any cost, damage, expense or loss, including, without limitation, any special, indirect, consequential or punitive damages of the Company or any Company Entity, or any such officer, director, employee, consultant or agent, arising as a result of or in connection with any service, advice or data Blockbuster or any Blockbuster Entity may provide or fail to provide to the Company or any Company Entity pursuant to this Agreement.

                    (b)   Indemnification of Blockbuster.  Subject to
                          ------------------------------
               Section 3(e) hereof, the Company shall indemnify Blockbuster and each Blockbuster Entity, and each of their officers, directors, employees, consultants and agents, and shall hold Blockbuster and each Blockbuster Entity and each such officer, director, employee, consultant and agent harmless against any damage, loss, cost or expense (including court costs and reasonable attorneys' fees as they are incurred) which Blockbuster and any Blockbuster Entity, or any such officer, director, employee, consultant or agent may sustain or incur by reason of any claim, demand, suit or recovery by any person or entity (i) arising in connection with this Agreement, (ii) arising out of Blockbuster's or any Blockbuster Entity's, or any such officer's, director's, employee's, consultant's or agent's performance of Blockbuster's obligations under this Agreement, including, without limitation, arising out of any service, advice or data Blockbuster or any Blockbuster Entity may provide to the Company or (iii) arising out of the failure of the Company or any Company Entity to perform the Company's obligations pursuant to this Agreement. Notwithstanding the immediately preceding sentence the Company shall not be liable under the foregoing indemnification provision (x) to the extent any damage, loss, cost or expense is finally judicially




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                                          8

               determined to have resulted from the willful misconduct or gross negligence of Blockbuster, such Blockbuster Entity or such officer, director, employee, consultant or agent in the performance of its obligations under Section 1 hereof, (y) to the extent any damage, loss, cost or expense arises out of a willful breach by Blockbuster of any of Blockbuster's obligations under this Agreement (other than its obligations under Section 1 hereof) or (z) for any damage, loss, cost or expense with respect to shareholder litigation arising in connection with of the announcement or signing of this Agreement.

                    (c)   Indemnification of the Company.  Notwithstanding
                          ------------------------------
               Section 3(a) hereof, Blockbuster shall indemnify the Company and each Company Entity, and each of their officers, directors, employees, consultants and agents, and shall hold the Company and each Company Entity and each such officer, director, employee, consultant and agent harmless against any damage, loss, cost or expense (including court costs and reasonable attorneys' fees) which the Company, any Company Entity, or any of their officers, directors, employees, consultants or agents may sustain or incur by reason of any claim, demand, suit or recovery by any person or entity arising out of Blockbuster's or any Blockbuster Entity's performance (or nonperformance) of Blockbuster's obligations pursuant to this Agreement but only (subject to 3(e) hereof) to the extent any damage, loss, cost or expense is finally judicially determined to have resulted from the willful misconduct or gross negligence of Blockbuster, any Blockbuster Entity or any of their officers, directors, employees, consultants or agents.

                    (d)   Blockbuster Entity; Company Entity.  As used
                          ----------------------------------
               herein, "Blockbuster Entity" shall mean Viacom and any entity that (1) is affiliated with Blockbuster, excluding the Company, and (2) provides services to the Company under this Agreement on behalf of Blockbuster. As used herein, "Company Entity" shall mean affiliates of the Company, excluding Blockbuster or any Blockbuster Entity.

                    (e)   Certain Liabilities.  The limitations on the
                          -------------------
               liability of Blockbuster or a Blockbuster Entity contained in Section 3(a) and Section 3(c), and the rights of Blockbuster to indemnification under Section 3(b), shall not apply to any breach by Viacom of its obligations or covenants under Section 17(b) or Section 18 hereof.

               SECTION 4.     Effective Date; Termination.
                              ---------------------------

                    (a)   Effective Date.  This Agreement shall not be
                          --------------
               effective until the date on which the transactions contemplated by both the Viacom Stock Purchase Agreement and the Block Party Acquisition (if not otherwise terminated in accordance with its terms) shall have been consummated; provided, however, that the Company's representations in
               --------  -------
               Section 22 hereof are true and complete, and the Company is in




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                                          9

               compliance with the covenants of Section 22 hereof, on such date; provided, however, that Blockbuster, in its sole
                     --------  -------
               discretion, may waive the requirements of this sentence (but in no event earlier than the expiration or termination of the waiting period, if any, imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), in which case, this Agreement shall become effective on the date Blockbuster notifies the Company of such waiver. The date on which this Agreement becomes effective pursuant to the preceding sentence is referred to herein as the "Effective Date".

                    (b)   Term.  The initial term of this Agreement shall
                          ----
               commence on the Effective Date and end on the fifth anniversary thereof. Thereafter, this Agreement shall continue for consecutive one-year terms until it is terminated in accordance with this section. This Agreement may be terminated by Blockbuster or the Company at the end of the initial term or any one-year renewal by written notice given to the other party not less than six months prior to such termination. Notwithstanding the foregoing,
               (i) either the Company or Blockbuster may, at its option, terminate this Agreement upon two days' written notice to the other party, after June 30, 1995, if the Effective Date shall not have occurred on or prior to such date; (ii) either the Company or Blockbuster may, at its option, terminate this Agreement upon 60 days' written notice to the other party if (x) such other party has materially breached any of its obligations under this Agreement, (y) such notice specifies, in reasonable detail, the nature of such breach and (z) any breach specified in such notice has not been remedied or cured during the 60-day period following the delivery of such notice; provided, however, that if during
                                        --------  -------
               such 60-day period Blockbuster has undertaken good faith efforts toward remedying such breach, then such period shall be extended for a period equal to the lesser of (A) 120 days and (B) the amount of time in which such breach could reasonably be cured; and (iii) the provisions of Sections 3, 15, 17(b) and 18 and the performances of the duties of subsections (b), (c) and (d) of this Section 4 shall survive any such termination.

                    (c)   Severance Payments.  The Company will pay to
                          ------------------
               Blockbuster all of the employee severance costs incurred and paid by Blockbuster or any Blockbuster Entity to employees or officers of Blockbuster or any Blockbuster Entity (which severance costs on average shall not materially exceed the average costs of severance payments paid to other similarly situated employees and officers of Blockbuster) whose duties included rendering services to the Company (provided that such severance costs will be prorated for any employee who rendered less than substantially all of his or her time to the Company within the 90 days prior to termination; such proration shall be determined based on the amount of time such employee rendered service to the Company compared to the amount of time such employee rendered service to other Blockbuster business since the Effective Date) and who are terminated by Blockbuster



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                                          10

               in connection with the termination of this Agreement on or within four months after the termination of this Agreement.

                    (d)   Termination Expenses.  For a period of six months
                          --------------------
               after the termination of this Agreement, Blockbuster shall take such actions as are reasonably necessary to close out the services provided by Blockbuster hereunder, including providing all reasonable assistance and cooperation in connection with transferring the performance of the services provided by Blockbuster under this Agreement from Blockbuster to the persons or entities designated by the Company to thereafter perform such services. The Company shall be directly liable, and shall reimburse Blockbuster in accordance with the provisions of Section 2 hereof for any amounts paid by Blockbuster or any Blockbuster Entity, for all services rendered, including all costs and expenses incurred by Blockbuster or any Blockbuster Entity (including, without limitation, fees and expenses of third parties (including accountants)) during such period to close out accounts, books and records of the Company maintained on its behalf by Blockbuster or any Blockbuster Entity and to take other such actions as are reasonably necessary to close out and transfer the services provided by Blockbuster hereunder, including, without limitation, final audits involving the Company and any Company Entity.

               SECTION 5.     Independent Contractor.  The Company
                              ----------------------
          acknowledges and agrees that Blockbuster has been retained to act solely as management service provider to the Company. In such capacity, Blockbuster shall act as an independent contractor, and any duties of Blockbuster arising out of its engagement pursuant to this letter agreement shall be owed solely to the Company and not to any security holder of the Company.

               SECTION 6.     Company Corporate Powers.  Nothing herein
                              ------------------------
          shall be construed to relieve the directors and officers of the
          Company or the Company Entities from the performance of their respective duties or limit the exercise of their powers. Nothing herein shall give Blockbuster the power to take any actions on behalf of the Company or the Company Entities that are solely within the authority of such entity's board of directors or shareholders or other governing body.

               SECTION 7.     Force Majeure.  If Blockbuster is unable,
                              -------------
          wholly or in part, by reason of any occurrence beyond the reasonable control of Blockbuster, to carry out any obligation under this Agreement, the performance of such obligation, to the extent and during the time that it is so affected, shall be suspended.

               SECTION 8.     Amendment.  This Agreement may not be amended
                              ---------
          except by a written instrument signed by all of the parties hereto.





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                                          11

               SECTION 9.     Entire Agreement.  This Agreement constitutes
                              ----------------
          the entire agreement between the parties and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter of this Agreement.

               SECTION 10.    Severability.  If any provision of this
                              ------------
          Agreement shall be waived, or be invalid or unenforceable, the remaining provisions of this Agreement shall be unaffected thereby and shall remain binding and in full force and effect, and in the case any provision is found to be invalid or unenforceable, each of the parties shall use its best efforts to find and employ an alternative means to achieve the same or substantially the same results as that contemplated by such provision.

               SECTION 11.    Governing Law.  This Agreement shall be
                              -------------
          governed by, and be construed in accordance with, the laws of the State of Delaware applicable to contracts executed and to be performed entirely in that state.

               SECTION 12.    Submission to Jurisdiction.  Any legal action
                              --------------------------
          or proceeding with respect to this Agreement may be brought in the courts of the State of New York or, to the extent permitted by applicable law, of the United States for the Southern District of New York and, by execution and delivery of this Agreement, each of the parties hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

               SECTION 13.    Headings.  The underlined headings of
                              --------
          paragraphs in this Agreement are included for reference only and are not a part of this Agreement.

               SECTION 14.    Counterparts.  This Agreement may be executed
                              ------------
          in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement.

               SECTION 15.    Confidentiality.  Neither Blockbuster nor any
                              ---------------
          Blockbuster Entity shall use for personal benefit, disclose, communicate or divulge any of the legal, financial or business information of the Company which is proprietary to the Company. Notwithstanding the prohibitions of the immediately preceding sentence, Blockbuster's and each Blockbuster Entity's confidentiality obligations shall exclude the following: (i) any information known by Blockbuster or such Blockbuster Entity prior to disclosure by the Company; (ii) information disclosed to Blockbuster or such Blockbuster Entity by a third party, unless the third party was, to the best of Blockbuster's or such Blockbuster Entity's knowledge, under a duty not to disclose or use the information or unless the third party was, to the best of Blockbuster's knowledge, not in rightful possession of such information; (iii) information which is or becomes generally known in the pertinent trade or industry; (iv) such information is disclosed by the Company or its affiliates to other persons who are not bound by confidential undertakings; or (v) such information is required to be disclosed by law, rule, regulation or judicial process (in which case Blockbuster shall, to the extent practicable, notify the Company prior to such disclosure).

               SECTION 16.    Assignment.  None of the parties hereto shall
                              ----------
          have the right (a) to assign, transfer or convey any of its rights or interest under this Agreement, or (b) except as contemplated by Section 1(c), to delegate any of its duties or obligations under this Agreement. Notwithstanding the foregoing, Blockbuster shall be entitled to assign its rights and obligations to any of its affiliates.

               SECTION 17.    Board of Directors.  (a)  On the Effective
                              ------------------
          Date, all non-Viacom directors except Donald F. Flynn will resign as members of the Board of Directors. Upon resignation of the aforementioned members of the Board of Directors, the Company will exercise all authority under applicable law (subject to the fiduciary obligations of the Board of Directors of the Company to the Company's stockholders) to cause nominees designated by Viacom to be elected or appointed to the Company's Board of Directors to fill such vacancies. Notwithstanding Section 4(a) hereof, on the date of this Agreement, Mr. Flynn will resign as Chief Executive Officer and Steven R. Berrard will be appointed interim Chief Executive Officer of the Company.

               (b) Viacom shall, until such time as final, nonappealable judgments shall have been entered in the actions entitled In re Discovery Zone, Inc. Securities Litigation and Bernard Weisburgh
          v. Discovery Zone, Inc., et al., in the United States District Court for the Northern District of Illinois, or such action shall have been otherwise settled, and in all related actions, suits or other proceedings which may hereafter be filed or commenced (collectively, the "Securities Litigation"), take all actions (including causing its representatives on the Board of Directors of the Company to take all actions, subject to their fiduciary duties to the Company's stockholders) that are necessary to (i) cause there to be created a Special Litigation Committee of three members of the Board of Directors of the Company (the "Special Litigation Committee") having power (to the extent permitted by law) to supervise the conduct of the Securities Litigation and make recommendations to the Board with respect to material decisions with respect to the Securities Litigation, including settlements; provided that the Special Litigation Committee shall
                       --------
          have the power to enter into a settlement agreement pursuant to which the Company would not be obligated to pay any money and which settlement agreement does not contain any other terms or conditions which are adverse to the Company; and (ii) cause Messrs. Flynn and Berrard (for so long as they are directors) and an Independent Director to be members of the Special Litigation Committee.

               (c) For so long as Donald Flynn is a director of the Company, neither Blockbuster nor Viacom shall take any action to reduce the amount of directors and officers liability insurance coverage for directors and officers of the Company below the amount in effect on the date of this Agreement.

               (d) The parties hereto agree that Section 17(b) and (c) are intended to be for the benefit of, and shall be specifically enforceable by, Donald Flynn.

               SECTION 18.    Viacom Covenants.  (a) Neither Viacom nor any
                              ----------------
          of its subsidiaries will, from and after the Effective Date and until the earlier of (i) the date that (w) directors, officers, employees or representatives of Viacom or any of its affiliates cease to constitute a majority of the Board of Directors of the Company and (x) Viacom beneficially owns less than 30% of the outstanding voting stock of the Company and (ii) the tenth anniversary of the date of this Agreement, engage in a transaction that would constitute a Rule 13e-3 (as such rule is in effect as of the date of this Agreement under the Exchange
          Act) transaction involving the Company, unless such transaction includes as a condition to the consummation of such transaction that (A) if such transaction occurs prior to the second annual meeting of the stockholders of the Company occurring after the date of this Agreement, the holders of a majority of the shares of common stock of the Company not owned by Viacom or its subsidiaries that are present (whether in person or by proxy) and entitled to vote at the meeting of stockholders called to vote on such transaction shall have voted in favor thereof and (B) a special committee (the "Independent Committee") of the Board of Directors of the Company comprised solely of Independent Directors of the Company shall have (i) approved the terms and conditions of the transaction and (ii) received from its financial advisor a written opinion addressed to the Independent Committee substantially to the effect that the consideration to be received by the stockholders of the Company (other than Viacom or its subsidiaries) in the transaction is fair to such stockholders from a financial point of view.

               (b) The parties hereto agree that irreparable damage would occur in the event the provisions of Section 18(a) of this Agreement were not performed in accordance with their specific terms and that the parties shall be entitled to specific performance of the terms thereof, in addition to any other remedy at law or in equity.

               SECTION 19.    No Breach; Consents and Approvals.  (a) The
                              ---------------------------------
          execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not (i) violate or conflict with the Certificate of Incorporation or the Bylaws of the Company or any of its subsidiaries or (ii) except as set forth on Schedule 19 attached hereto, constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) of, or give rise to any lien, third party right of termination, cancellation, material modification or acceleration, under any material agreement, understanding or undertaking to which the Company or any of its subsidiaries is a party or by which it or any them is bound or violate or conflict with any law, rule, regulation, judgment, decree or order to which it or any of them is subject.

               (b) The execution and delivery of this Agreement by Blockbuster and Viacom do not, and the consummation of the transactions contemplated hereby will not (i) violate or conflict with the Certificate of Incorporation or the Bylaws of Viacom or any of its subsidiaries or (ii) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) of, or give rise to any lien, third party right of termination, cancellation, material modification or acceleration, under any material agreement, understanding or undertaking to which Viacom or any of its subsidiaries is a party or by which it or any them is bound or violate or conflict with any law, rule, regulation, judgment, decree or order to which it or any of them is subject.

               SECTION 20.    Severance Terms.
                              ---------------

                (a) For purposes of this Section 20, (i) "Transition Period" shall mean the period commencing on the Effective Date and ending 30 days thereafter, (ii) "Officers" shall mean those employees of the Company set forth on Schedule 20(ii) hereto,
          (iii) "Level A Employees" shall mean those employees of the Company set forth on Schedule 20(iii) hereto, (iv) "Level B Employees" shall mean those employees of the Company set forth on
          Schedule 20(iv) hereto and (v) "Employees" shall mean collectively all Officers, Level A Employees and Level B Employees.

               (b) Each Employee who remains an employee of the Company during the Transition Period shall be entitled to: (i) a cash payment from the Company (the "Severance Payment") on the date of termination (other than for cause, as defined in the Company's 1993 Employee Stock Option Plan) of such Employee's employment with the Company by the Company (including a relocation demand) equal to the greater of (x) the amount such Employee would be entitled to under an employment agreement with the Company or its subsidiary and (y) six months of such Employee's annual base salary at the time of such termination, in the case of an Officer, three months of such Employee's annual base salary at the time of such termination, in the case of a Level A Employee, and one month of such Employee's annual base salary at the time of such termination, in the case of a Level B Employee, (ii) a one-year period commencing on the Effective Date during which to exercise any options under the 1993 Employee Stock Option Plan of the Company held by such Employee as of the Effective Date.

               (c) Each Employee who remains an employee of the Company after the Transition Period shall be entitled to a cash payment from the Company, in addition to the Severance Payment, on the date of termination (other than for cause, as defined in the Company's stock option plans) of such Employee's employment with the Company by the Company (including a relocation demand) equal to one week's base salary at the time of such termination for each week such Employee remained after the Transition Period, up to a maximum of three month's base salary.

               (d) Blockbuster agrees to make Group Outplacement Services (as hereinafter defined) available to all employees of the Company whose employment is terminated by the Company other than for cause (each, a "Terminated Employee"). For purposes of this
          Section 20(d), "Group Outplacement Services" shall consist of a one-day resume preparation program provided by a resume preparation firm chosen by Blockbuster in its sole discretion. Such Group Outplacement Services shall be provided to each Terminated Employee not later than ten (10) business days following such employee's date of termination.

               SECTION 21.    Publicity. Notwithstanding Section 4(a)
                              ---------
          hereof, from the date of this Agreement, no public release or announcement related to this Agreement or the transactions contemplated hereby will be issued by any party hereto without the prior approval of the other parties, except that any party may make such public disclosure which it believes in good faith to be required by law (in which case such party will consult with the other parties prior to making such disclosure).

               SECTION 22.    Representations and Covenants of the Company.
                              --------------------------------------------
          Notwithstanding Section 4(a) hereof, except as specified herein, during the period from the date of this Agreement to the Effective Date, neither the Company nor any of its subsidiaries
          (i) will, directly or indirectly, issue any equity securities (other than upon the exercise of vested options or exercisable
          --------------------------------------------------------------
          warrants outstanding on the date hereof) and or securities
          --------------------------------------------
          convertible into or exerciseable or exchangeable for equity securities or grant any employee stock options, pay any bonuses, amend or enter into any employee benefits plans, stock option plans, any other employee plans or employee contracts (other than, except in the case of Officers, in the ordinary course of business, consistent with past practice) or otherwise change the terms of compensation for any of its employees (other than, except in the case of Officers, in the ordinary course of business, consistent with past practice) or settle the Securities Litigation, in each case without the prior written consent of Blockbuster, provided that Blockbuster will not withhold its consent to any settlement of the Securities Litigation which does not obligate the Company to pay any money and does not contain any terms or conditions adverse to the Company and (ii) will run its business in the ordinary course in accordance with past practice.

               SECTION 23.    Waiver of Jury Trial.  Each of Blockbuster
                              --------------------
          and the Company (in its own behalf and, to the extent permitted by applicable law, on behalf of its shareholders) waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of Agreement, or the actions or failure to act in the negotiation, administration, performance or enforcement thereof.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                        DISCOVERY ZONE, INC.



                                        By: /s/ Kevin F. Flynn
                                            ------------------------
                                              Name: Kevin F. Flynn
                                              Title: Senior Vice President -
                                                     Development


                                        BLOCKBUSTER ENTERTAINMENT GROUP,
                                          a division of Viacom Inc.


                                        By: /s/ Adam D. Phillips
                                           -------------------------
                                              Name: Adam D. Phillips
                                              Title: Vice President



                                        VIACOM INC.


                                        By: /s/ Thomas W. Hawkins
                                            -------------------------
                                             Name: Thomas W. Hawkins
                                             Title: Assistant Secretary

                                                                  EXHIBIT A
                                                                  ---------


                                  WARRANT TERM SHEET


          Number of Warrants  . .       157,821 Series A Warrants, 157,821
                                        Series B Warrants and 157,821
                                        Series C Warrants.

          Exercise Price  . . . .       The Series A  Warrants will entitle
                                        Viacom to purchase  an aggregate of
                                        157,821   shares   of   Convertible
                                        Voting    Participating   Preferred
                                        Stock,  par  value $.01  per  share
                                        ("DZI    Preferred   Stock"),    of
                                        Discovery Zone, Inc.  ("DZI") at an
                                        exercise  price  of   $249.000  per
                                        preferred    share,   subject    to
                                        adjustment.  The  Series B Warrants
                                        will entitle Viacom  to purchase an
                                        aggregate of 157,821  shares of DZI
                                        Preferred  Stock  at   an  exercise
                                        price  of  $286.344  per  preferred
                                        share, subject to  adjustment.  The
                                        Series  C  Warrants   will  entitle
                                        Viacom to purchase  an aggregate of
                                        157,821  shares  of  DZI  Preferred
                                        Stock  at  an   exercise  price  of
                                        $343.608   per   preferred   share,
                                        subject to adjustment.

          Term  . . . . . . . . .       The  Warrants will  expire in  five
                                        years  from  the   Effective  Date,
                                        provided, however, that the term of
                                        --------  -------
                                        the Warrants shall  be extended for
                                        additional  one-year  terms  in the
                                        event  and  as  long  as  that  the
                                        Management  Services  Agreement  is
                                        continued for any  period after the
                                        initial  term  thereof;   provided,
                                                                  --------
                                        further,  that  (i)  the  Series  A
                                        -------
                                        Warrants  will expire  on the  date
                                        the  Management  Services Agreement
                                        is terminated by (x) DZI because of
                                        a  material  breach  by Blockbuster
                                        Entertainment  Group ("BEG") or (y)
                                        Blockbuster (other than termination
                                        for a  material breach by  DZI), in
                                        each  case   if  such   termination
                                        occurs   prior    to   the    first
                                        anniversary of the  Effective Date,
                                        (ii)  the  Series B  Warrants  will
                                        expire on  the date  the Management
                                        Services Agreement is terminated by
                                        (x)  DZI  because   of  a  material
                                        breach  by  BEG or (y)  Blockbuster
                                        (other  than   termination  for   a
                                        material  breach by  DZI), in  each
                                        case  if  such  termination  occurs
                                        prior to the  second anniversary of
                                        the  Effective Date  and (iii)  the
                                        Series C Warrants
                                        will   expire  on   the  date   the
                                        Management Services   Agreement  is
                                        terminated by (x) DZI  because of a
                                        material breach by    BEG or  (y)
                                        Blockbuster (other than termination
                                        for a material  breach by DZI),  in
                                        each  case   if  such   termination
                                        occurs   prior    to   the    third
                                        anniversary of the Effective Date.

          Exerciseability . . . .       The Warrants shall be exerciseable,
                                        in whole  or in  part, on or  after
                                        December 16, 1998, unless and until
                                        the   Warrants   have   expired  as
                                        described   above   under   "Term";
                                        provided  that in  the  event of  a
                                        --------
                                        change  in control  (as defined  in
                                        the  DZI LYONs) of DZI or a sale of
                                        a  sufficient number  of shares  of
                                        Common Stock such  that Viacom owns
                                        less than 20%  of the total  number
                                        of  DZI  shares   of  Common  Stock
                                        outstanding    or    upon    mutual
                                        agreement, the exercise  period for
                                        the Warrants would  be accelerated;
                                        provided further, that  in no event
                                        -------- -------
                                        will the  Warrants be  exerciseable
                                        prior to (x)  the first anniversary
                                        of the Effective Date, with respect
                                        to the Series  A Warrants, (y)  the
                                        second anniversary of the Effective
                                        Date, with respect  to the Series B
                                        Warrants   and   (z)    the   third
                                        anniversary of the  Effective Date,
                                        with  respect   to  the   Series  C
                                        Warrants; provided further, that to
                                                  -------- -------
                                        the extent shareholder  approval is
                                        required   under   the   rules  and
                                        regulations of the NASD to exercise
                                        any   portion  of   the  Series   A
                                        Warrants,  such  Warrants  will not
                                        become exercisable unless and until
                                        such approval is obtained.

          Antidilution Adjustments
                                        The exercise price per share of DZI
                                        Preferred  Stock  will  be adjusted
                                        pursuant to  customary antidilution
                                        provisions,  including,  dividends,
                                        liquidations,  certain mergers  and
                                        consolidations, stock splits, stock
                                        dividends,      subdivisions     or
                                        combinations  with  respect  to the
                                        Common Stock.

          Transferability . . . .       The    Warrants    will    not   be
                                        transferable by  Viacom other  than
                                        to any of its affiliates.

          Terms of DZI Preferred Stock

          Maturity  . . . . . . .       Perpetual.

          Dividends . . . . . . .       Non-cumulative  dividends equal  to
                                        the  greater  of  (i)   5%  of  the
                                        liquidation preference per share of
                                        DZI Preferred  Stock, when,  as and
                                        if   declared  by   the  Board   of
                                        Directors and (ii)  an amount equal
                                        to the pro  rata share of dividends
                                        paid  with  respect to  the  Common
                                        Stock  (determined  based   on  the
                                        number  of shares  of Common  Stock
                                        each share  of DZI  Preferred Stock
                                        would be  convertible into),  which
                                        will  rank  senior  to  the  Common
                                        Stock  and  junior   to  any  other
                                        preferred stock.

          Conversion Rights . . .       Convertible,   in   the   aggregate
                                        (assuming all  Warrants vest)  into
                                        11,363,112 shares  of Common  Stock
                                        automatically immediately but  only
                                        following  the  sale   of  the  DZI
                                        Preferred  Stock  by Viacom  to  an
                                        unaffiliated third party.

          Voting Rights . . . . .       Each share  of DZI  Preferred Stock
                                        will be entitled to  such number of
                                        votes equal to the number of shares
                                        of Common  Stock it  is convertible
                                        into  and,  except as  required  by
                                        law,  will  vote  together  as  one
                                        class with the  Common Stock on all
                                        matters  submitted  for stockholder
                                        approval.

          Liquidation Preference        $.10  per  share of  DZI  Preferred
                                        Stock, and thereafter  equally with
                                        Common  Stock  based on  number  of
                                        shares  of   Common  Stock   it  is
                                        convertible into.

          Antidilution Adjustments
                                        The  number  of  shares  of  Common
                                        Stock each  share of  DZI Preferred
                                        Stock is  convertible into  will be
                                        adjusted   pursuant   to  customary
                                        antidilution provisions, including,
                                        dividends,   liquidations,  certain
                                        mergers  and  consolidations, stock
                                        splits,       stock      dividends,
                                        subdivisions  or combinations  with
                                        respect  to  the Common  Stock  and
                                        "below then  current market  price"
                                        issuances of Common Stock.

          Registration Rights . .       The holders of  DZI Preferred Stock
                                        will    be    entitled    to    the
                                        registration    rights   summarized
                                        below.

TERM SHEET FOR REGISTRATION RIGHTS



    Demand Registration:     The holders of DZI Preferred Stock shall be
                             entitled to require DZI to file a registration statement with respect to a public offering of the DZI Common Stock for which their DZI Preferred
                             Stock is exercisable (the "Registrable
                             Securities") on one occasion; provided that no such demand may be made within 180 days after the effective date of any registration statement as to which the holders could have exercised piggyback registration rights as described below; and provided further that such demand registration may not be for a shelf registration of Registrable
                             Securities. Such demand right may be exercised by a majority of the DZI Common Stock for which the DZI Preferred Stock is then exercisable that are entitled to registration rights as provided herein. Any such registration shall be subject to the piggyback registration rights granted to any other person by DZI; provided that DZI shall not grant any registration rights to any person after the Effective Date that permit the cut-back by such person of Registrable Securities included in a demand registration thereof.


Limitations on Demand
Registration Rights:	     Any demand for registration will be required to
                             cover a number of Registrable Securities having a fair market value of not less than $25,000,000 at the time of such demand. If a demand registration is requested and prior to that time (i) DZI has in good faith commenced the preparation of a registration statement for an underwritten public offering and (ii) the managing underwriter for such offering determines, and set forth in writing to the holders of the DZI Preferred Stock requesting such registration (the "Participating Holders"), its good faith opinion that the proposed offering by the Participating Holders will materially and adversely affect such DZI public offering, DZI will be permitted to defer (a "Transactional
                             Deferral") the filing of such demand registration on behalf of the Participating Holders until the earliest of (a) the abandonment of such offering by DZI, (b) 60 days after receipt by the Participating Holders of the opinion of the managing underwriter described above (unless the

                             DZI offering has become effective on or prior to such 60th day) or (c) if the DZI offering has commenced on or prior to such 60th day, 90 days after the effective date of such offering (or such shorter period as may be requested by the underwriter for such offering). DZI will not be permitted to defer a demand registration by the Participating Holders on the basis of a Transactional Deferral more than once in any 12-month period. DZI may postpone for not more than 90 days in any 365-day period the filing of a demand registration on behalf of the Participating Holders if DZI is advised by legal counsel that such filing will require disclosure of material information that DZI has a bona fide business reason for preserving as confidential and the disclosure of which, DZI determines reasonably and in good faith, would have a material adverse effect on DZI. If DZI defers any registration statement as provided herein and the Participating Holders determine not to proceed with such registration on or prior to the end of such deferral period, the holders' one registration demand will be reinstated.


Piggyback Registration:	     If DZI proposes to register a primary or secondary
                             offering of its securities (except an Excluded
                             Registration, as hereinafter defined), any holder of DZI Preferred Stock having registration rights
                             (a "Requesting Holder") will be entitled to include
                             Registrable Securities in such registration (which
                             Registrable Securities, in the case of a registration to effect an underwritten offering, shall include only Registrable Securities of the same type as those being registered by the person initiating such registration, if the managing underwriter for such offering determines that the inclusion of other types of Registrable Securities would materially and adversely affect such offering). An "Excluded Registration" means (i) any registration of DZI securities to be issued pursuant to a stock option or employee benefit plan, (ii) a registration of DZI securities to be issued to or for the benefit of, or resold by, the owners of one or more businesses, franchises, development or management rights or other assets to be acquired by DZI in consideration, in whole or part, of such securities, (iii) any registration in connection with the issuance by DZI of (x) securities or rights convertible into or exchangeable for shares of DZI Common Stock having a conversion or exchange premium at the time of initial offering of such securities or rights of at least 10% in excess of the then fair market value of the DZI Common
                             Stock or (y) warrants
                             exercisable for shares of DZI Common Stock having an exercise price at the time of the initial offering of such warrants of at least 50% in excess of the then fair market value of the DZI Common
                             Stock, and (iv) any registration effected pursuant to the registration rights granted to McDonald's
                             Corporation.


Limitation on Participation
in DZI Registrations:	     The right to participate in a registration of
                             securities by DZI will be subject to customary rights to cut-back the selling stockholder's participation in an underwritten public offering wherein the managing underwriter determines that the number of shares that are proposed to be sold would materially and adversely affect the offering.
                             If such cut-back rights are exercised in connection with an underwritten offering, (i) first, all securities DZI or the other person or persons initiating such offering proposes to sell for its own account shall be included and (ii) second, Registrable Securities and securities requested to be included by other holders of registration rights from DZI shall be included pro rata based on the number of shares of DZI Common
                             Stock held by each of them at the time the registration statement is to be filed.


Expenses:	             In connection with any demand registration, DZI
                             will pay all out-of-pocket expenses of DZI incurred in connection therewith, including registration and filing fees, blue sky fees, printing expenses, and fees and expenses of outside counsel and independent auditors to DZI, so long as such registration can be filed on Form S-3 and requires no audit activities (other than the preparation of a customary comfort letter) by DZI's independent public accountants. With respect to any other type of demand registration, such expenses of DZI shall be split 50/50. DZI and the Participating Holders shall each bear all of their own internal expenses associated with any such offering. The
                             Participating Holders will pay their pro rata share of underwriting discounts, commissions, selling concessions and stock transfer taxes applicable to the sale by the holders of Registrable
                             Securities pursuant to a registration provided for herein and all fees and disbursements of any legal counsel, investment banker, accountant or other professional advisor retained by a holder
                             ("Selling Expenses"). With respect to a piggyback registration, DZI will pay all of the out-of-pocket expenses of such

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

                             registration, except the Requesting Holder's pro rata share of Selling Expenses.


Underwriting:	             In connection with a demand registration involving
                             an underwritten public offering, DZ will, if requested by the underwriters for such offering, enter into an underwriting agreement with such underwriters containing terms and provisions customarily contained in underwriting agreements for secondary distributions, except contribution provisions. In connection with any piggyback registration involving an underwritten offering, the Company may require that all Registrable
                             Securities be included on the same terms and conditions as shall be applicable to other securities being sold by the underwriters in such offering.


Other Provisions:	     If requested by the managing underwriter of a DZI
                             public offering, the holders of the DZI Preferred
                             Stock having registration rights will agree not to sell any Registrable Securities or other DZI
                             Common Stock held by them, during the 30 days prior to and the 90 days after the effectiveness of the registration statement for such offering
                             (or such shorter period as requested by such underwriter), except for sales as part of such offering and private sales. If requested by the managing underwriter for the demand registration contemplated hereby, DZI will agree not to sell any DZI Common Stock, or securities exercisable or exchangeable or convertible for DZI Common Stock, subject to customary exceptions, for 90 days after the effective date of the demand registration statement.


Termination of Registration
Rights:	                     The registration rights granted hereunder will
                             terminate as to any Registrable Securities (and such securities shall no longer constitute "Registrable Securities"), the holder of which can sell all Registrable Securities held by such holder under Rule 144 under the Securities Act of 1933, as amended, within a nine-month period.


Transfer of Rights:	     A holder of DZI Preferred Stock may transfer
                             registration rights to any transferee if at least
                             25% of the original number of shares of the DZI
                             Preferred Stock are being transferred.


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